CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated August 29, 2024, relating to the consolidated financial statements and financial highlights of Dynamic Alpha Macro Fund, a series of Advisors Preferred Trust, for the period ended June 30, 2024, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus and “Organization and Management of Wholly Owned Subsidiary” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD
Philadelphia, Pennsylvania
October 24, 2024